Exhibit 99.1

Olympic Steel Reports 2015 Third-Quarter Results

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--November 5, 2015--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the third quarter and nine months ended Sept. 30, 2015.

Industry-wide shipments and metal prices declined in the 2015 third quarter resulting in net sales of $276.9 million, compared with $376.6 million in the same quarter last year. For the nine-month period, sales declined to $938 million from $1.110 billion in the comparable 2014 period.

The net loss in the third quarter was $0.6 million, or a loss of $0.05 per share, compared with net income of $1.6 million, or $0.14 per diluted share in 2014’s third quarter. The net loss recorded in the nine-month period of 2015 was $21.8 million dollars or $1.95 per share. The loss in the year-to-date period is primarily attributable to the previously disclosed $24.5 million pre-tax non-cash impairment charge ($1.91 per share, after tax) reported in the second quarter of this year.

“To succeed in a cyclical industry and withstand challenging market conditions requires disciplined focus on factors we can control,” stated Chairman and Chief Executive Officer Michael D. Siegal. “Olympic Steel’s financial condition remains robust as we deleveraged our balance sheet and reduced operating expenses during this cycle.”

“In anticipation of this market environment, our disciplined approach has generated cash flow from operations of more than $69 million since the beginning of the year,” Siegal added. “This has enabled us to eliminate $60 million in debt under our low-cost, flexible credit facility, and authorize a share repurchase program.”

The Olympic Steel Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on Dec. 15, 2015, to shareholders of record on Dec. 1, 2015.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2015 third-quarter and nine-month earnings conference call can be accessed via the investor relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the U.S.; the increased levels of imported steel in the United States; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our recently launched internal program to improve earnings; our ability to generate free cash flow through operations and limited future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of any repurchases; the enacted federal healthcare legislation’s impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs for such contingencies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 35 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net sales	$276,922	$376,617	$938,038	$1,109,577

Costs and expenses

Cost of materials sold (exclusive of items shown below)	218,172	305,080	753,949	891,968
Warehouse and processing	21,261	24,926	65,520	70,071
Administrative and general	15,943	18,260	49,287	55,342
Distribution	8,950	10,941	27,819	31,787
Selling	5,315	6,304	16,106	19,305
Occupancy	2,196	2,348	7,212	7,644
Depreciation	4,409	4,418	13,627	15,339
Amortization	223	223	667	667
Impairment	-	-	24,451	-

Total costs and expenses	276,469	372,500	958,638	1,092,123

Operating income (loss)	453	4,117	(20,600)	17,454
Other income (loss), net	(84)	(20)	(141)	(22)

Income (loss) before interest and income taxes	369	4,097	(20,741)	17,432
Interest and other expense on debt	1,405	1,602	4,439	5,134

Income (loss) before income taxes	(1,036)	2,495	(25,180)	12,298
Income tax provision (benefit)	(438)	939	(3,391)	4,471

Net income (loss)	$(598)	$1,556	$(21,789)	$7,827

Earnings per share:

Net income (loss) per share-basic	$(0.05)	$0.14	$(1.95)	$0.70

Weighted average shares outstanding - basic	11,203	11,120	11,200	11,118

Net income (loss) per share-diluted	$(0.05)	$0.14	$(1.95)	$0.70

Weighted average shares outstanding - diluted	11,203	11,120	11,200	11,119

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Sept. 30, 2015	At Dec. 31, 2014
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$5,040	$2,238
Accounts receivable, net	115,155	123,804
Inventories, net (includes LIFO debit of $4,932 as of Sept. 30, 2015, and $3,207 as of Dec. 31, 2014)	229,031	311,108
Prepaid expenses and other	7,753	20,434
Assets held for sale	-	1,125
Total current assets	356,979	458,709

Property and equipment, at cost	370,909	366,989
Accumulated depreciation	(201,136)	(189,603)
Net property and equipment	169,773	177,386

Goodwill	500	16,951
Intangible assets, net	24,980	33,646
Other long-term assets	12,766	14,056
Total assets	$564,998	$700,748

Liabilities

Current portion of long-term debt	$2,690	$3,530
Accounts payable	57,395	91,252
Accrued payroll	8,364	10,224
Other accrued liabilities	16,967	26,971
Total current liabilities	85,416	131,977

Credit facility revolver	185,180	244,090
Other long-term liabilities	10,742	13,249
Deferred income taxes	23,655	30,651
Total liabilities	304,993	419,967

Shareholders' equity

Preferred stock	-	-
Common stock	128,033	126,339
Accumulated other comprehensive loss	(570)	(549)
Retained earnings	132,542	154,991
Total shareholders' equity	260,005	280,781
Total liabilities and shareholders' equity	$564,998	$700,748

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Net sales
Carbon flat products	$176,656	$256,121	$614,408	$759,045
Specialty metals flat products	46,470	56,655	151,816	159,789
Tubular and pipe products	53,796	63,841	171,814	190,743
Total net sales	$276,922	$376,617	$938,038	$1,109,577

Depreciation and amortization
Carbon flat products	$2,905	$3,033	$9,213	$11,080
Specialty metals flat products	175	200	525	602
Tubular and pipe products	1,527	1,383	4,480	4,249
Corporate	25	25	76	75
Total depreciation and amortization	$4,632	$4,641	$14,294	$16,006

Operating income (loss)
Carbon flat products	$(1,100)	$905	$(929)	$9,826
Specialty metals flat products	(358)	2,460	(340)	4,802
Tubular and pipe products	3,685	2,804	10,443	9,094
Corporate	(1,774)	(2,052)	(5,323)	(6,268)
Impairment	-	-	(24,451)	-
Total operating income (loss)	$453	$4,117	$(20,600)	$17,454

Other income (loss), net	(84)	(20)	(141)	(22)
Income (loss) before interest and income taxes	369	4,097	(20,741)	17,432
Interest and other expense on debt	1,405	1,602	4,439	5,134
Income (loss) before income taxes	$(1,036)	$2,495	$(25,180)	$12,298

Capital expenditures
Flat products	$1,148	$1,631	$3,254	$4,861
Tubular and pipe products	636	459	2,763	2,332
Corporate	-	-	-	21
Total capital expenditures	$1,784	$2,090	$6,017	$7,214

	At Sept. 30,	At Dec. 31,
	2015	2014
Goodwill
Flat products	$500	$500
Tubular and pipe products	-	16,451
Total goodwill	$500	$16,951

Assets
Flat products	$383,131	$496,253
Tubular and pipe products	181,385	203,937
Corporate	482	558
Total assets	$564,998	$700,748

Other information:
(in thousands, except per-share data)	At Sept. 30,	At Dec. 31,
	2015	2014

Shareholders' equity per share	$23.63	$25.55

Debt-to-equity ratio	0.72 to 1	0.88 to 1

	Nine Months Ended
	Sept. 30,
	2015	2014

Net cash from (used for) operating activities	$69,337	$(59,003)

Cash dividends per share	$0.06	$0.06

CONTACT:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522